UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-17f-2

Certificate of Accounting of Securities and Similar

Investments in the Custody of

Management Investment Companies

Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:	Date examination completed:
811-21864	October 31, 2025
2. State identification Number: N/A
AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO
Other (specify):
3. Exact name of investment company as specified in registration statement:

WisdomTree Trust
4. Address of principal executive office (number, street, city, state, zip code):

250 West 34th Street, 3rd Floor New York, NY 10019

WisdomTree Asset Management, Inc. 250 West 34th Street, 3rd Floor New York, NY 10119

February 26, 2026

Cohen & Company, Ltd.

8101 East Prentice Ave., Suite 750

Greenwood Village, Colorado 80111

In connection with your examination of management’s assertion included in the Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that WisdomTree Trust (the “Trust”), complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2025, and for the periods indicated in Appendix A, for the purpose of expressing an opinion that the Trust’s assertion is fairly stated, in all material respects, we confirm, to the best of our knowledge and belief, the following representations made to you during the course of your examination.

1.	We are responsible for the Trust’s compliance with the provisions of Rule 17f-2 of the Investment Company Act of 1940 and for our assertion that the Trust is, to the best of our knowledge, in compliance with the above-mentioned rules for the period indicated in Appendix A.

2.	We are responsible for establishing and maintaining effective internal control over compliance.

3.	We have performed an evaluation of the Trust’s compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2025, and for the period indicated in Appendix A.

4.	We have disclosed to you all known noncompliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2025, and for the period indicated in Appendix A, through the date of this letter.

5.	We have disclosed to you all events subsequent through the date of this letter that would have a material effect on your examination of our assertion.

6.	We have made available to you all records relevant to your examination of our assertion.

7.	We have responded fully to all inquiries made to us by you during the examination.

8.	We intend to distribute your report only to the Board of Trustees, management and the Securities and Exchange Commission.

By:

/s/ David Castano
David Castano, Treasurer

Appendix A

Fund Name	Examination Period
WisdomTree Efficient Gold Plus Gold Miners Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Local Debt Fund	July 1, 2025 – October 31, 2025
WisdomTree 1-3 Year Laddered Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree 7-10 Year Laddered Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree Bianco Total Return Fund	July 1, 2025 – October 31, 2025
WisdomTree Bloomberg U.S. Dollar Bullish Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Currency Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Floating Rate Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund	July 1, 2025 – October 31, 2025
WisdomTree Yield Enhanced U.S. Aggregate Bond Fund	July 1, 2025 – October 31, 2025
WisdomTree Private Credit and Alternative Income Fund (formerly known as WisdomTree Alternative Income Fund)	July 1, 2025 – October 31, 2025
WisdomTree Efficient Gold Plus Equity Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Enhanced Commodity Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Managed Futures Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Equity Premium Income Fund (formerly known as WisdomTree PutWrite Strategy Fund)	July 1, 2025 – October 31, 2025
WisdomTree Target Range Fund	July 1, 2025 – October 31, 2025
WisdomTree Inflation Plus Fund	July 1, 2025 – October 31, 2025
WisdomTree Core Laddered Municipal Fund	*April 3, 2025 – October 31, 2025
WisdomTree High Income Laddered Municipal Fund	*April 3, 2025 – October 31, 2025
WisdomTree Artificial Intelligence and Innovation Fund	July 1, 2025 – October 31, 2025
WisdomTree Cybersecurity Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Efficient Core Fund	July 1, 2025 – October 31, 2025
WisdomTree True Emerging Markets Fund (formerly known as WisdomTree Emerging Markets ex-China Fund)	July 1, 2025 – October 31, 2025
WisdomTree BioRevolution Fund	July 1, 2025 – October 31, 2025
WisdomTree Cloud Computing Fund	July 1, 2025 – October 31, 2025
WisdomTree Dynamic International Equity Fund (formerly known as WisdomTree Dynamic Currency Hedged International Equity Fund)	July 1, 2025 – October 31, 2025
WisdomTree Dynamic International SmallCap Equity Fund (formerly known as WisdomTree Dynamic Currency Hedged International Small Cap Equity Fund)	July 1, 2025 – October 31, 2025
WisdomTree International Efficient Core Fund	July 1, 2025 – October 31, 2025
WisdomTree U.S. Efficient Core Fund	April 1, 2025 – October 31, 2025
WisdomTree Quantum Computing Fund	October 9, 2025 – October 31, 2025
WisdomTree China ex-State-Owned Enterprises Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets ex-State-Owned Enterprises Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets High Dividend Fund	April 1, 2025 – October 31, 2025

Fund Name	Examination Period
WisdomTree Emerging Markets Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree Global ex-U.S. Quality Growth Fund (formerly known as WisdomTree Global ex-U.S. Quality Dividend Growth Fund)	April 1, 2025 – October 31, 2025
WisdomTree Global High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree India Earnings Fund	April 1, 2025 – October 31, 2025
WisdomTree India Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree New Economy Real Estate Fund	April 1, 2025 – October 31, 2025
WisdomTree Europe Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree European Opportunities Fund (formerly known as WisdomTree Europe Hedged SmallCap Equity Fund)	April 1, 2025 – October 31, 2025
WisdomTree Europe Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree Europe SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree International Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree International Hedged Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree International High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree True Developed International Fund (formerly known as WisdomTree International LargeCap Dividend Fund)	April 1, 2025 – October 31, 2025
WisdomTree International MidCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree International Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree International Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree International SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree Japan Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree Japan Opportunities Fund (formerly known as WisdomTree Japan Hedged SmallCap Equity Fund)	April 1, 2025 – October 31, 2025
WisdomTree Japan SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. LargeCap Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. LargeCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Fund	July 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Dividend Fund	April 1, 2025 – October 31, 2025

Fund Name	Examination Period
WisdomTree U.S. SmallCap Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Total Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Value Fund	April 1, 2025 – October 31, 2025
WisdomTree GeoAlpha Opportunities Fund	*July 8, 2025 – October 31, 2025
WisdomTree Europe Defense Fund	*July 15, 2025 – October 31, 2025
WisdomTree Global Defense Fund	*September 12, 2025 – October 31, 2025
WisdomTree Asia Defense Fund	*September 12, 2025 – October 31, 2025

*Note: Commence of Operations

Report of Independent Public Accountant

To the Board of Trustees of WisdomTree Trust

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that WisdomTree Trust (the “Funds”), complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the “Act”) (the “specified requirements”) as of October 31, 2025. WisdomTree Trust’s management is responsible for its assertion. Our responsibility is to express an opinion on management's assertion about the Funds’ compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with attestation standards established by the AICPA. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management's assertion about compliance with the specified requirements is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management's assertion is fairly stated in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management's assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to the engagement.

Included among our procedures were the following tests performed as of October 31, 2025, and with respect to agreement of security purchases and sales, for the period indicated in Appendix A:

•	Confirmation of all securities held by institutions in book entry form at The Depository Trust Company, The Federal Reserve Bank of Kansas City, various other sub-custodians, and The Bank of New York Mellon (the “Custodian”) without prior notice to management

•	Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents

•	Reconciliation of all such securities to the books and records of the Funds and the Custodian

•	Agreement of 31 security purchases and 29 security sales for the Funds for the period indicated in Appendix A from the books and records of the Funds to broker confirmations

Our examination does not provide a legal determination on the Funds’ compliance with specified requirements.

In our opinion, management's assertion that WisdomTree Trust complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2025, with respect to securities reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Board of Trustees of WisdomTree Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

COHEN & COMPANY, LTD. Greenwood Village, Colorado February 26, 2026

Appendix A
Fund Name	Examination Period
WisdomTree Efficient Gold Plus Gold Miners Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Local Debt Fund	July 1, 2025 – October 31, 2025
WisdomTree 1-3 Year Laddered Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree 7-10 Year Laddered Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree Bianco Total Return Fund	July 1, 2025 – October 31, 2025
WisdomTree Bloomberg U.S. Dollar Bullish Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Currency Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Floating Rate Treasury Fund	July 1, 2025 – October 31, 2025
WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund	July 1, 2025 – October 31, 2025
WisdomTree Yield Enhanced U.S. Aggregate Bond Fund	July 1, 2025 – October 31, 2025
WisdomTree Private Credit and Alternative Income Fund (formerly known as WisdomTree Alternative Income Fund)	July 1, 2025 – October 31, 2025
WisdomTree Efficient Gold Plus Equity Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Enhanced Commodity Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Managed Futures Strategy Fund	July 1, 2025 – October 31, 2025
WisdomTree Equity Premium Income Fund (formerly known as WisdomTree PutWrite Strategy Fund)	July 1, 2025 – October 31, 2025
WisdomTree Target Range Fund	July 1, 2025 – October 31, 2025
WisdomTree Inflation Plus Fund	July 1, 2025 – October 31, 2025
WisdomTree Core Laddered Municipal Fund	*April 3, 2025 – October 31, 2025
WisdomTree High Income Laddered Municipal Fund	*April 3, 2025 – October 31, 2025
WisdomTree Artificial Intelligence and Innovation Fund	July 1, 2025 – October 31, 2025
WisdomTree Cybersecurity Fund	July 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Efficient Core Fund	July 1, 2025 – October 31, 2025
WisdomTree True Emerging Markets Fund (formerly known as WisdomTree Emerging Markets ex-China Fund)	July 1, 2025 – October 31, 2025
WisdomTree BioRevolution Fund	July 1, 2025 – October 31, 2025
WisdomTree Cloud Computing Fund	July 1, 2025 – October 31, 2025
WisdomTree Dynamic International Equity Fund (formerly known as WisdomTree Dynamic Currency Hedged International Equity Fund)	July 1, 2025 – October 31, 2025
WisdomTree Dynamic International SmallCap Equity Fund (formerly known as WisdomTree Dynamic Currency Hedged International Small Cap Equity Fund)	July 1, 2025 – October 31, 2025
WisdomTree International Efficient Core Fund	July 1, 2025 – October 31, 2025
WisdomTree U.S. Efficient Core Fund	April 1, 2025 – October 31, 2025
WisdomTree Quantum Computing Fund	*October 9, 2025 – October 31, 2025
WisdomTree China ex-State-Owned Enterprises Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets ex-State-Owned Enterprises Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets High Dividend Fund	April 1, 2025 – October 31, 2025

Appendix A
WisdomTree Emerging Markets Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree Emerging Markets SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree Global ex-U.S. Quality Growth Fund (formerly known as WisdomTree Global ex-U.S. Quality Dividend Growth Fund)	April 1, 2025 – October 31, 2025
WisdomTree Global High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree India Earnings Fund	April 1, 2025 – October 31, 2025
WisdomTree India Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree New Economy Real Estate Fund	April 1, 2025 – October 31, 2025
WisdomTree Europe Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree European Opportunities Fund (formerly known as WisdomTree Europe Hedged SmallCap Equity Fund)	April 1, 2025 – October 31, 2025
WisdomTree Europe Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree Europe SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree International Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree International Hedged Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree International High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree True Developed International Fund (formerly known as WisdomTree International LargeCap Dividend Fund)	April 1, 2025 – October 31, 2025
WisdomTree International MidCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree International Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree International Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree International SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree Japan Hedged Equity Fund	April 1, 2025 – October 31, 2025
WisdomTree Japan Opportunities Fund (formerly known as WisdomTree Japan Hedged SmallCap Equity Fund)	April 1, 2025 – October 31, 2025
WisdomTree Japan SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. High Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. LargeCap Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. LargeCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. MidCap Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Multifactor Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Fund	July 1, 2025 – October 31, 2025

Appendix A
WisdomTree U.S. SmallCap Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Quality Dividend Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. SmallCap Quality Growth Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Total Dividend Fund	April 1, 2025 – October 31, 2025
WisdomTree U.S. Value Fund	April 1, 2025 – October 31, 2025
WisdomTree GeoAlpha Opportunities Fund	*July 8, 2025 – October 31, 2025
WisdomTree Europe Defense Fund	*July 15, 2025 – October 31, 2025
WisdomTree Global Defense Fund	*September 12, 2025 – October 31, 2025
WisdomTree Asia Defense Fund	*September 12, 2025 – October 31, 2025

*Note: Commence of Operations